Exhibit 10.2
NORTHWEST BIOTHERAPEUTICS, INC.
LOAN AGREEMENT and
PROMISSORY NOTE

US $1 million	October 1, 2008
SECTION 1. GENERAL.
SDS Capital Group SPC, Ltd., a Cayman Islands company with an office at 53 Forest Avenue, Suite 201, Old Greenwich, Connecticut 06870, (“SDS” or the “Holder”) hereby grants to Northwest Biotherapeutics, Inc., a Delaware corporation (the “Maker” or the “Company”) an unsecured bridge term loan facility of One Million Dollars (US$1.0 million) (the “Principal Amount”) subject to the terms of this Loan Agreement and Promissory Note (this “Note”). The funding at closing of this Note will be US$1.0 million, and the repayment on the Maturity Date will be US$1.06 million (the “Repayment Amount”). In addition, upon execution of this Note, Maker will issue to Holder a Warrant exercisable for common stock of Maker as provided in Section 10 hereof. Holder shall advance the Principal Amount to the Company promptly following execution of this Note at the account notified to Holder by the Company.
Upon receipt of the Principal Amount and for value received, the Company hereby promises to promptly issue the Warrant, and promises to pay the Repayment Amount to the order of the Holder or its assigns, in accordance with this Note, on April 1, 2009, or such earlier date as may be applicable under Sections 3 and 4 hereof (the “Maturity Date”).
SECTION 2. PRE-PAYMENT.
This Note may not be pre-paid prior to the Maturity Date, except with the consent of the Holder. Any such pre-payment shall have no effect upon the Warrant.
SECTION 3. DEFAULT PAYMENT.
Upon the occurrence of an Event of Default (as defined in Section 4 hereof) after notice as provided in Section 15.1 hereof (“Event of Default”), default payments shall become due and payable on any unpaid Repayment Amount that remains outstanding after the applicable Maturity Date (the “Default Principal”). The default payments shall be assessed on a monthly basis at the beginning of each month or partial month in which any Default Principal remains outstanding. Such default payments shall be a fixed amount relating to such month or partial month, and shall not be pro rated if the Default Principal is repaid by the Maker during such month. The amount of such default payments shall be equal to the lowest of (i) 0.25% percent of the Default Principal per month or partial month that such Default Principal remains outstanding, representing an annualized rate of Default Payments of three percent (3%) per annum, or (ii) the maximum rate permitted under applicable rules and regulations of the United States Small Business Administration (“SBA”), or (iii) the maximum rate allowed by law (the “Default Payments”). Such Default Payments shall commence upon the occurrence of an Event of Default and continue until such Event of Default is fully cured or waived.

SECTION 4. DEFAULTS.
4.1 Definitions. Each occurrence of any of the following events shall constitute an “Event of Default”:
(a) if a default occurs in the issuance of the Warrant or in the payment of any Repayment Amount, or other amounts due under this Note, whether at the due date thereof or upon acceleration thereof, and such default remains uncured for ten (10) business days after written notice thereof from Holder;
(b) if any representation or warranty of Maker made herein shall have been false or misleading in any material respect, or shall have contained any material omission, as of the date hereof;
(c) if a material default occurs in the due observance or performance on the part of Maker of any covenant or agreement to be observed or performed pursuant to the terms of this Note and such default remains uncured for ten (10) business days after written notice thereof from Holder;
(d) if Maker shall (i) discontinue its business, (ii) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of Maker or any of its property, (iii) make a general assignment for the benefit of creditors, or (iv) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; or
(e) if there shall be filed against Maker an involuntary petition seeking reorganization of Maker or the appointment of a receiver, trustee, custodian or liquidator of Maker or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an “Involuntary Petition”) and such Involuntary Petition shall not have been dismissed within ninety (90) days after it was filed.
4.2 Remedies on Default.
(a) Upon each and every such Event of Default and at any time thereafter during the continuance of such Event of Default: (i) any and all indebtedness and related amounts (including, without limitation, Default Payments) due from Maker to Holder under this Note or otherwise shall immediately become due and payable; and (ii) Holder may exercise all the rights of a creditor under applicable law.
(b) In case any one or more Events of Default shall occur and be continuing, and acceleration of this Note or any other indebtedness or obligation of Maker to Holder shall have occurred, Holder may, inter alia, proceed to protect and enforce its rights by an action at law, suit in equity and/or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof or thereof or in furtherance of the exercise of any power granted hereby or thereby or by law. No right conferred upon Holder by this Note shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

SECTION 5. DEFENSES.
The obligations of Maker under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.
SECTION 6. EXTENSION OF MATURITY.
Should the Repayment Amount or any other amounts due under this Note become due and payable on other than a business day, the due date thereof shall be extended to the next succeeding business day. For the purposes of the preceding sentence, a business day shall be any day that is not a Saturday or Sunday, or a legal holiday in the State of New York in the United States.
SECTION 7. ATTORNEYS’ FEES AND COLLECTION FEES.
In the event that all or part of the indebtedness evidenced by this Note is collected at law or in equity, or in bankruptcy, receivership or other court proceedings, arbitration or mediation, or any settlement of any of the foregoing, Maker agrees to pay, in addition to the Repayment Amount and any other amounts due and payable hereunder, all costs of collection incurred by Holder in collecting or enforcing this Note, including, without limitation, reasonable attorneys’ fees and expenses.
SECTION 8. WAIVERS, DISPUTES, JURISDICTION.
8.1 Waivers by Maker. Maker hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note.
8.2 Actions of Holder not a Waiver. No delay by Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver or modification of the terms hereof shall be valid unless set forth in writing by Holder and then only to the extent set forth therein.

8.3 Consent to Jurisdiction. Maker hereby submits to the jurisdiction of any state or federal court sitting in the State of New York over any suit, action, or proceeding arising out of or relating to this Note or any other agreements or instruments with respect to Holder. Maker hereby waives, to the fullest extent permitted by law, any objection that Maker may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon Maker, and may be enforced in any court in which Maker is subject to jurisdiction by a suit upon such judgment, provided that service of process is effected upon Maker as provided in this Note or as otherwise permitted by applicable law.
8.4 Waiver of Jury Trial. MAKER WAIVES ANY RIGHTS IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN MAKER AND HOLDER RELATING TO THE SUBJECT MATTER OF THIS NOTE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE LOAN.
8.5 Service of Process. Maker hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by delivery of a copy thereof by certified mail, postage prepaid, return receipt requested, to Maker, and/or by delivery of a copy thereof to a registered agent of Maker. Refusal to accept delivery, and/or avoidance of delivery, shall be deemed to constitute delivery. Maker irrevocably agrees that service in accordance with this Section 8.5 shall be deemed in every respect effective service of process upon Maker in any such suit, action or proceeding, and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon Maker. Nothing in this Section 8.5 shall affect the right of Holder to serve process in any manner otherwise permitted by law or limit the right of Holder otherwise to bring proceedings against Maker in the courts of any jurisdiction or jurisdictions.
SECTION 9. COVENANTS.
9.1 Affirmative Covenants. So long as this Note shall remain outstanding:
(a) Office. Maker shall maintain its head office in the United States.
(b) Use of Proceeds. Maker shall use the proceeds from this Note for operating expenses and other obligations of the Company incurred in pursuing the Company’s business plan and strategy including, without limitation, clinical trial expenses, research and development expenses, expenses related to regulatory filings and processes with the US Food and Drug Administration (“FDA”) and applicable regulators in various international markets, preparations for commercial delivery of the Company’s products in various international markets, expenses related to US Securities and Exchange Commission (“SEC”) filings and processes, expenses related to salaries and other general and administrative operations, expenses related to litigation, and expenses of accountants, attorneys, consultants and other professionals.

(c) Regulatory Information. So long as any principal or other obligation under this Note shall remain outstanding, Maker shall provide to Holder, within the applicable timeframe specified by Holder, all such information and assessments as may be necessary or desirable in order for Holder to comply with its reporting obligations to any governmental agency or authority including, without limitation, the SBA. To the extent that any such information constitutes material non-public information, Holder agrees to keep such information confidential in accordance with applicable securities laws.
(d) Business Activity. So long as any principal or other obligation under this Note shall remain outstanding, Maker shall make no change in its business activity that would render it or any of its business activities non-compliant with SBA regulations and guidelines.
9.2 Negative Covenants. So long as any principal or other obligation under this Note shall remain outstanding:
(a) No Liens. Maker shall not grant to any person or entity a security interest, lien, license, or other encumbrance of any kind, direct or indirect, contingent or otherwise, in, to or upon any assets of Maker, including, without limitation, any intellectual property of any kind (collectively, “Liens”), except (i) Liens to secure further financing for the purpose of (x) repaying the Principal Amount and any other amounts due pursuant to this Note and any other notes under which the repayment of principal and other consideration is pari passu with the repayment under this Note, or (y) funding the further operations of the Company, or (ii) Liens imposed by law for taxes that are not yet due or are being contested in good faith by the Company.
(b) No Conflicting Agreements. Maker shall not enter into any agreement that would materially impair, interfere or conflict with Maker’s obligations hereunder.
SECTION 10. WARRANT.
In partial consideration for the loan made by Holder pursuant to this Note, Maker will issue to Holder at Closing a warrant exercisable for the purchase of common stock of the Maker, in the form attached hereto as Exhibit A (the “Warrant”). As provided in the Warrant, the exercise price will be equal to the lowest closing price of Maker’s common stock on the US NASDAQ OTC Bulletin Board market or the London AIM market on the trading day of the execution of this Note (the “Exercise Price”). The number of shares for which the Warrant will be exercisable will be the number of shares of Maker’s common stock which, when multiplied by the Exercise Price, have a value equal to thirty-five percent (35%) of the Repayment Amount.

SECTION 11. MAKER’S REPRESENTATIONS AND WARRANTIES.
Except as disclosed in the Maker’s public filings with the SEC, Maker represents and warrants the following:
11.1 Organization, Good Standing and Qualification. Maker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware in the United States, and has all requisite corporate power and authority to carry on its business. Maker is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, operations, prospects or condition (financial or otherwise).
11.2 Authorization. The execution, delivery and performance by Maker of this Note, and the transactions contemplated hereunder (including, without limitation, the issuance of common stock pursuant to exercise of the Warrant), have been duly authorized by all requisite corporate action by Maker in accordance with Delaware law. This Note is a valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcements of creditors’ rights or general principles of equity.
11.3 No Conflicts. The execution, delivery, performance, issuance, sale and delivery of this Note and compliance with the provisions hereof by Maker will not, to the knowledge of Maker, (a) violate any provision of any law, statute, rule or regulation applicable to Maker or any order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Maker or any of its assets or (b) conflict with or result in any material breach of any of the terms or conditions of any agreement or instrument to which Maker is a party, or give rise to any right of termination, cancellation or acceleration under any such agreement or instrument, or result in the creation of any lien or other encumbrance upon any of the material assets of Maker.
11.4 “Small Business”.
(a) Small Business Status. Maker together with its “affiliates” (as that term is defined in Section 121.103 of Title 13 of Code of Federal Regulations (the “Federal Regulations”)) is a “small business concern” within the meaning of the Small Business Investment Act of 1958, as amended (the “Small Business Act” or “SBIA”), and the regulations promulgated thereunder, including Section 121.301(c) of Title 13, Code of Federal Regulations.
(b) Information for SBA Reports. Maker has delivered and/or will deliver to Holder certain information, set forth by and regarding the Maker and its affiliates in connection with this Note, on SBA Forms 480, 652 and Part A and B of Form 1031. This information delivered was true, accurate, complete and correct in all material respects, and any information yet to be delivered will be true, accurate, complete and correct in all material respects, and in form and substance acceptable to Holder.
(c) Eligibility. Maker is eligible for financing by Holder pursuant to Section 107.720 of Title 13 of the Federal Regulations and any other SBA regulations.

SECTION 12. HOLDER’S REPRESENTATIONS AND WARRANTIES.
12.1 Unregistered Shares. Holder understands that the shares of common stock to be issued to Holder pursuant to the Warrant (the “Warrant Shares”) will not be registered within any designated timeframe thereafter under the Securities Act of 1933, as amended (the “Securities Act”). Holder also understands that issuance of the Warrant Shares will be pursuant to an exemption from registration contained in the Securities Act based in part upon Holder’s representations herein.
12.2 Accredited Investor. Holder hereby represents and warrants that Holder has substantial experience in evaluating and investing in securities, and is capable of evaluating the merits and risks of its loan to Maker under this Note and any investmentin the Warrant Shares, and has the capacity to protect its own interests. Holder is an “accredited investor” within the meaning of Regulation D under the Securities Act.
12.3 Investment Purpose. Holder is acquiring the Warrant and the Warrant Shares for its own account for investment only, and not with a view towards distribution. Holder is not aware of publication of any advertisement in connection with the issuance of the Warrant or the Warrant Shares.
SECTION 13. INDEMNIFICATION.
13.1 Indemnification.
(a) In addition to all rights and remedies available to Holder at law or in equity, Maker shall indemnify Holder and each subsequent holder of this Note, and their respective affiliates, stockholders, limited partners, general partners, officers, directors, managers, employees, agents, representatives, successors and assigns (collectively, the “Indemnified Persons”) and pay on behalf of or reimburse such party for any losses, damages, or expenses, including, without limitation, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing which any Indemnified Person may suffer, sustain or become subject to as a result of or in connection with any material misrepresentation in, or material omission from, any of the representations and warranties, or any material breach of any covenant or agreement on the part of Maker under this Note, provided, however, that notwithstanding the foregoing or any other agreement or provision to the contrary, in no event shall Maker be liable for indirect or consequential losses or damages of any kind, and in no event shall Maker be liable for any losses or damages resulting from the gross negligence or willful misconduct of Holder or a subsequent holder of this Note.
(b) Within five (5) business days after receipt of notice of commencement of any action or the assertion of any claim by a third party, Holder shall give Maker written notice thereof together with a copy of such claim, process or other legal pleading of such claim. Maker shall have the right to assist in the defense thereof by representation of its own choosing, at its own expense.
13.2 Survival. All indemnification rights hereunder shall survive the execution and delivery of this Note and the consummation of the transactions contemplated hereunder, for a period of two (2) years, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of Holder and/or any of the Indemnified Persons, or the acceptance by Holder of any certificate or opinion.

SECTION 14. REPLACEMENT OF NOTE.
Upon receipt by Maker of reasonable evidence of the loss, theft, destruction, or mutilation of this Note, Maker will deliver a new Note containing the same terms and conditions in lieu of this Note. Any Note delivered in accordance with the provisions of this Section 14 shall be dated as of the date of this Note.
SECTION 15. MISCELLANEOUS.
15.1 Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Note shall be in writing and shall be deemed to be effective upon delivery if (i) personally delivered, (ii) sent by confirmed facsimile with a copy sent by nationally or internationally recognized overnight courier, (iii) sent by nationally or internationally recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Maker:	Northwest Biotherapeutics, Inc.
7600 Wisconsin Avenue
Suite 750
Bethesda, MD 20814
Tel: +1-240-497-4060
Fax: +1-240-497-4065
Attention: Alton Boynton
aboynton@nwbio.com

with a copy to:	David Engvall, Esq.
Covington & Burling
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004-2401
Tel: +1-202-662-5307
Fax: +1- 202-778-5307
dengvall@cov.com

if to Holder:	SDS Capital Group SPC, Ltd.
53 Forest Avenue, Suite 201
Old Greenwich, CT 06870
Attn: Michael O’Brien
Tel: +1-203-967-5850
Fax: +1-203-967-5851
mobrien@sdscapital.com

or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance with the provisions of this Section.
15.2 Parties In Interest; Assignment. This Note shall bind and inure to the benefit of Holder, Maker and their respective successors and permitted assigns. Maker shall not transfer or assign this Note without the prior written consent of Holder. Holder may transfer and assign this note without the prior consent of Maker.
15.3 Entire Agreement. This Note contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.
15.4 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then (i) such provision shall be excluded from this Note, (ii) the balance of the Note shall be interpreted as if such provision were so excluded, (iii) the balance of the Note shall be enforceable in accordance with its terms, and (iv) the parties shall negotiate in good faith to amend or add to the provisions of this Note to effectuate as nearly as reasonably practicable, and as nearly as permitted under applicable law, the original intent of the parties with respect to the provision excluded.
15.5 Amendments. No provision of this Note may be amended or waived without the express written consent of both Maker and Holder, provided, however, that Holder may waive any provision hereof that inures to the benefit of Holder without the prior written consent of Maker.
15.6 Headings. The section and paragraph headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.
15.7 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, other than any rules relating to choice of law.
15.8 Nature of Obligation. This Note is being made for business and investment purposes, and not for household or other purposes.
15.9 No Third Party Rights. A person who is not a party to this Note shall not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999. The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Note is not subject to the consent of any person that is not a party to this Note.

15.10 Counterparts. This Note may be executed and delivered in any number of counterparts, each of which is an original and which, together, have the same effect as if each party had signed the same document.
15.11 Replacement. Upon receipt of a duly executed, notarized, and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.
IN WITNESS WHEREOF, Maker has caused this Note to be duly executed by its duly authorized person(s) as of the date first written above.

NORTHWEST BIOTHERAPEUTICS, INC.		SDS CAPITAL GROUP SPC, LTD.

By:	/s/ Alton Boynton	By:	/s/ Steve Derby

	Name: Alton Boynton		Name: Steve Derby
	Title: President		Title: Chief Investment Officer